EXHIBIT 23

CONSENT OF ARTHUR ANDERSEN LLP

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K, of our report dated February 23, 2001 included in Registration Statements on Form S-8 File No 33-30991, File No. 33-52622, File
No. 33-60101 and File No. 33-60101 and File No. 333-18601
and on Form S-3 File No. 33-44869 and File No. 333-18599. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000 or performed and audit procedures subsequent to the date of our report.



/s/  Arthur Andersen LLP
------------------------
Arthur Andersen LLP



Los Angeles, California
March 29, 2001